Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 combines the historical consolidated statements of operation for NCS Multistage Holdings, Inc. (“NCS”) and Spectrum Tracer Services, LLC (“Spectrum”), giving effect to the acquisition of Spectrum and related financing as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 combines the historical consolidated balance sheets of NCS and Spectrum, giving effect to the acquisition of Spectrum and related financing as if it had occurred on June 30, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Spectrum, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed financial information was based on and should be read in conjunction with the consolidated financial information of NCS and Spectrum. The NCS consolidated financial information has been filed separately by NCS with the United States Securities and Exchange Commission (the “SEC”). The Spectrum consolidated financial information has been filed as Exhibits 99.1 and 99.2 to NCS’s Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. Such pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition and related financing been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles and the regulations of the SEC. The acquisition accounting is dependent upon certain valuations of the acquired assets and liabilities and is assumed preliminary as management is still reviewing the acquired assets and liabilities’ existence, characteristics and assumptions. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements in accordance with the rules and regulation of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any potential impact of any revenue enhancements, synergies, operating efficiencies or cost savings that may be achieved or any integration costs that do not have a continuing impact.

NCS MULTISTAGE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2017

(In thousands)

	NCS Multistage Holdings, Inc.	Spectrum Tracer Services, LLC	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$79,991	$2,144	$(56,484)	a	$25,651
Accounts receivable—trade, net	36,656	5,945	—		42,601
Inventories	22,382	3,681	80	b	26,143
Prepaid expenses and other current assets	1,561	92	—		1,653
Other current receivables	1,284	—	—		1,284
Deferred income taxes, net	—	—	—		—
Total current assets	141,874	11,862	(56,404)		97,332
Noncurrent assets
Property and equipment, net	18,307	3,363	1,362	c	23,032
Goodwill	141,439	—	39,190	d	180,629
Identifiable intangibles, net	113,910	—	31,900	e	145,810
Deposits and other assets	1,491	28	226	f	1,745
Total noncurrent assets	275,147	3,391	72,678		351,216
Total assets	$417,021	$15,253	$16,274		$448,548
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$10,623	$898	$—		$11,521
Accrued expenses	4,749	430	—		5,179
Income taxes payable	4,763	—	244	g	5,007
Other current liabilities	1,975	379	5	g	2,359
Current maturities of long-term debt	2,059	491	(491)	h	2,059
Total current liabilities	24,169	2,198	(242)		26,125
Noncurrent liabilities
Long-term debt, less current maturities	1,133	957	19,043	i	21,133
Other long-term liabilities	8,493	1,386	352	j	10,231
Deferred income taxes, net	32,825	—	926	k	33,751
Total noncurrent liabilities	42,451	2,343	20,321		65,115
Total liabilities	66,620	4,541	20,079		91,240
Stockholders’ equity
Members' equity	—	10,714	(10,714)	l	—
Preferred stock	—	—	—		—
Common stock	436	—	4	m	440
Additional paid-in capital	388,243	—	6,903	m	395,146
Accumulated other comprehensive loss	(74,422)	(2)	2	n	(74,422)
Retained earnings	23,821	—	—		23,821
Treasury stock	(175)	—	—		(175)
Total stockholders’ equity	337,903	10,712	(3,805)		344,810
Non-controlling interest	12,498	—	—		12,498
Total equity	350,401	10,712	(3,805)		357,308
Total liabilities and stockholders' equity	$417,021	$15,253	$16,274		$448,548

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

NCS MULTISTAGE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands, except per share data)

	NCS Multistage Holdings, Inc.	Spectrum Tracer Services, LLC	Pro Forma Adjustments		Pro Forma Combined
Revenues
Product sales	$74,971	$—	$—		$74,971
Services	20,522	13,336	(51)	o	33,807
Total revenues	95,493	13,336	(51)		108,778
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	40,448	—	—		40,448
Cost of services, exclusive of depreciation and amortization expense shown below	7,791	5,559	—		13,350
Total cost of sales, exclusive of depreciation and amortization expense shown below	48,239	5,559	—		53,798
Selling, general and administrative expenses	28,935	3,411	(122)	p	32,224
Depreciation	1,242	472	112	q	1,826
Amortization	11,995	—	839	r	12,834
Change in fair value of contingent consideration	767	—	—		767
Income (loss) from operations	4,315	3,894	(880)		7,329
Other income (expense)
Interest expense, net	(3,516)	(40)	(552)	s	(4,108)
Other income (expense), net	1,038	(4)	—		1,034
Foreign currency exchange gain (loss)	1,011	—	—		1,011
Total other expense	(1,467)	(44)	(552)		(2,063)
Income (loss) before income tax	2,848	3,850	(1,432)		5,266
Income tax expense	1,245	205	618	t	2,068
Net income (loss)	1,603	3,645	(2,050)		3,198
Net loss attributable to non-controlling interest	(456)	—	—		(456)
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,059	$3,645	$(2,050)		$3,654
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc. (1)	$0.05				$0.09
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.05				$0.09
Weighted average common shares outstanding
Basic	37,119		356	u	37,475
Diluted	40,188		356	u	40,544

(1) Excludes income attributable to participating shares of $147 thousand

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

NCS MULTISTAGE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share data)

	NCS Multistage Holdings, Inc.	Spectrum Tracer Services, LLC	Pro Forma Adjustments		Pro Forma Combined
Revenues
Product sales	$73,220	$—	$—		$73,220
Services	25,259	18,869	(137)	o	43,991
Total revenues	98,479	18,869	(137)		117,211
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	40,511	—	—		40,511
Cost of services, exclusive of depreciation and amortization expense shown below	13,322	9,299	—		22,621
Total cost of sales, exclusive of depreciation and amortization expense shown below	53,833	9,299	—		63,132
Selling, general and administrative expenses	37,061	7,676	(1,181)	p	43,556
Depreciation	1,766	911	255	q	2,932
Amortization	23,801	—	1,677	r	25,478
Change in fair value of contingent consideration	—	—	—		—
(Loss) income from operations	(17,982)	983	(888)		(17,887)
Other income (expense)
Interest expense, net	(6,286)	(106)	(1,080)	s	(7,472)
Other income (expense), net	45	135	—		180
Foreign currency exchange (loss) gain	(2,522)	—	—		(2,522)
Total other (expense) income	(8,763)	29	(1,080)		(9,814)
(Loss) income before income tax	(26,745)	1,012	(1,968)		(27,701)
Income tax (benefit) expense	(8,818)	133	(424)	t	(9,109)
Net (loss) income	(17,927)	879	(1,544)		(18,592)
Net loss attributable to non-controlling interest	—	—	—		—
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(17,927)	$879	$(1,544)		$(18,592)
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.53)				$(0.54)
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.53)				$(0.54)
Weighted average common shares outstanding
Basic	34,008		356	u	34,364
Diluted	34,008		356	u	34,364

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

NCS MULTISTAGE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.   Description of Transaction

On August 31, 2017, NCS completed its acquisition of 100% of the equity interests of Spectrum for approximately $83 million, subject to certain adjustments, which was comprised of (i) approximately $76 million in cash and (ii) 0.4 million shares of NCS’s common stock using a fair market value of $19.42 per share. The cash portion was funded with available cash and borrowings under NCS’s senior secured revolving credit facility. We believe Spectrum’s tracer diagnostics services will strengthen NCS’s ability to provide its customers with actionable data and analysis to optimize oil and natural gas well completions and field development strategies.

The acquisition of Spectrum also includes an earn-out provision that could provide up to $12.5 million in additional cash consideration to Spectrum’s former unitholders if Spectrum’s actual gross profit amount during the earn-out period that commenced on October 1, 2017 and ends on December 31, 2018 is greater than the earn-out threshold.

On August 31, 2017, NCS and certain of its subsidiaries also entered into an amendment to its senior secured revolving credit facility, which increased the loan commitment available to Pioneer Investment, Inc, a U.S. subsidiary of NCS, from $25.0 million to $50.0 million. The loan commitment available under the senior secured revolving credit facility to NCS Multistage, Inc., a Canadian subsidiary of NCS, remains at $25.0 million.

Note 2.   Basis of Presentation

The unaudited pro forma condensed combined financial information is based on NCS’s and Spectrum’s historical consolidated financial statements as adjusted to give pro forma effect to the acquisition of Spectrum by NCS in addition to the related financing. The pro forma effects relate to events that are (i) directly attributable to the acquisition and the related financing, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by NCS’s management to estimate the effect of the acquisition, borrowings under the senior secured revolving credit facility and other adjustments. The purchase price allocation and adjustments to provisional amounts may occur as we continue to analyze information. These amounts will be finalized as soon as practicable, but not later than one year from the acquisition date.

For purposes of the unaudited pro forma condensed combined balance sheet as of June 30, 2017, the acquisition and its related financing were assumed to have occurred as of June 30, 2017. For purposes of the unaudited pro forma condensed combined statements of operations, the acquisition and its related financing were assumed to have occurred as of January 1, 2016.

The unaudited pro forma condensed combined financial information is not necessarily indicative of operating results that would have been achieved had the acquisition and its related financing been completed and does not intend to project the future financial results of NCS after the acquisition and its related financing. Additionally, the unaudited pro forma condensed combined financial information does not reflect any potential impact of any revenue enhancements, synergies, operating efficiencies or cost savings that may be achieved or any integration costs that do not have a continuing impact.

Accounting Policies

The acquisition of Spectrum was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method of accounting, the total consideration transferred in connection with the acquisition is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their fair values. The excess of the consideration transferred over the net tangible and identifiable intangible assets acquired will be recorded as goodwill.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in NCS’s consolidated financial statements as of and for the year ended December 31, 2016. With the information currently available, NCS has determined that, other than those pro forma accounting policy adjustments identified, and as more fully described in (o) in Note 5, no other significant accounting policy adjustments are necessary to conform Spectrum’s combined financial statements to the accounting policies used by NCS in the preparation of the unaudited pro forma condensed combined financial information.

Note 3.   Consideration Transferred

The following details the fair value of the consideration transferred to effect the acquisition of Spectrum (in thousands):

Consideration
Cash consideration (a)	$76,258
Equity consideration (b)	6,907
Earn-out liability recognized (c)	352
Total consideration	$83,517

______________________

(a)	Cash consideration was funded by available cash on hand and $20.0 million of borrowings under NCS’s senior secured revolving credit facility.
(b)

Equity consideration is comprised of 355,658 shares of NCS’s common stock issued to certain unitholders of Spectrum who elected to have a portion of the consideration paid to them in equity. The number of shares of NCS common stock provided to such unitholders was calculated by dividing the portion of consideration elected to be paid in equity by $19.42, the fair market value of NCS’s common stock on the closing date, which was valued using a five day volume weighted average price from the date immediately prior to closing.

(c)

The fair value of the earn-out recognized on the acquisition date was $0.4 million. The earn-out payment can be up to an additional $12.5 million in cash consideration to Spectrum’s former unitholders, with the amount to be paid based on the extent to which the actual gross profit exceeds the earn-out threshold during the earn-out period that commenced on October 1, 2017 and ends on December 31, 2018.

Note 4.   Preliminary Purchase Price Allocation

The following is a preliminary estimate of the assets acquired and the liabilities assumed by NCS, reconciled to the estimate of consideration expected to be transferred (in thousands):

Cash	$2,144
Accounts receivable	5,945
Inventories	3,761
Other current assets	92
Property and equipment	4,725
Intangible assets	31,900
Other long-term assets	28
Total identifiable assets acquired	48,595
Accounts payable—trade	898
Accrued expenses	430
Income taxes payable	244
Other current liabilities	384
Deferred tax liability	926
Other long-term liabilities	1,386
Total liabilities assumed	4,268
Net identifiable assets acquired	44,327
Goodwill	39,190
Net assets acquired	$83,517

Note 5.   Unaudited Pro Forma Adjustments to Historical Financial Information

The adjustments in each of the statements presented give effect to the following:

•

adjustments associated with the effects of adjusting the historical net book values of the assets acquired and liabilities assumed to their estimated fair values and related impact on the condensed combined financial statements, such as revised depreciation expense on the estimated fair value of the acquired property and equipment;

•	adjustments associated with the amortization of acquired intangible assets;

•	consideration of non-recurring items directly attributable to NCS’s acquisition of Spectrum such as transaction costs;

•	adjustments to the historical financial statements of Spectrum to present its financial statements in conformity with NCS’s accounting policies;

•	the impact of the purchase price of the Spectrum acquisition, including payment of cash and issuance of NCS common stock as part of the consideration transferred to effect the Spectrum acquisition;

•

the borrowings under NCS’s senior secured revolving credit facility, including interest expense, and additional debt issuance costs and related amortization for the amendment to increase the senior secured revolving credit facility available to NCS’s U.S. subsidiary from $25.0 million to $50.0 million

•

the payment of Spectrum’s debt that was paid in full at the time of the closing of the transaction, including the elimination of Spectrum’s historical interest expense and amortization on debt issuance costs; and

•	income tax adjustments to the historical U.S. financial statements of Spectrum.

The unaudited pro forma condensed combined balance sheet and statements of operations give effect to the following adjustments:

(a)	Cash

The pro forma adjustments for cash are comprised of the following (in thousands):

Cash consideration paid for acquisition, including $1,448 to pay Spectrum debt in full at time of closing acquisition	$(76,258)
Additional debt fees incurred as a result of the amendment on the senior secured revolving credit facility	(226)
Borrowings under the senior secured revolving credit facility	20,000
Net pro forma adjustments to cash	$(56,484)

(b)	Inventories

Represents the adjustment to recognize the preliminary fair value of the acquired inventory.

(c)	Property and equipment

Represents the adjustments to recognize the preliminary fair value of the acquired property and equipment.

(d)	Goodwill

Represents the adjustment to recognize goodwill as the amount of purchase consideration that is in excess of the preliminary fair value of the assets acquired and the liabilities assumed.

(e)	Identifiable intangibles

Represents the adjustment to recognize the preliminary fair value of the acquired intangible assets. The adjustment for the intangibles is comprised of the following (in thousands):

		Estimated Useful
	Fair Value	Lives (Years)
Technology	$5,600	16
Trademark	1,600	10
Customer relationships	24,700	21
Total intangible assets	$31,900

(f)	Deposits and other assets

Represents additional debt fees incurred as a result of the amendment to the senior secured revolving credit facility.

(g)	Income taxes payable and Other current liabilities

Represents additional income taxes, penalties and interest due to pre-closing Spectrum activity.

(h)	Current maturities of long-term debt

Represents the current maturities of long-term debt on Spectrum’s historical financials of $0.5 million that was paid in full at the time of the closing of the acquisition.

(i)	Long-term debt, less current maturities

Represents the $20.0 million in borrowings under the senior secured revolving credit facility less the long-term portion of debt on Spectrum’s historical financials of $1.0 million that was paid in full at the time of the closing of the transaction.

(j)	Other long-term liabilities

Represents the preliminary fair value of the earn-out provision included as part of the purchase consideration which is described in Note 1.

(k)	Deferred income taxes

As of the effective date of the acquisition, adjustments are made for deferred taxes as part of the accounting for the acquisition. This adjustment reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily relating to estimated fair value adjustments for acquired inventory and intangible assets. For purposes of these unaudited pro forma combined financial statements, these deferred taxes are provided using approximately a 27% Canadian blended statutory income tax rate for the Canadian adjustments.

(l)	Members’ equity

Represents the elimination of Spectrum’s historical members’ equity.

(m)	Common stock and Additional paid-in capital

Represents the shares of NCS common stock issued to certain unitholders of Spectrum who elected to have a portion of the consideration paid to them in equity. See Note 3.

(n)	Accumulated other comprehensive loss

Represents the elimination of Spectrum’s historical accumulated other comprehensive loss.

(o)	Service revenue

Represents the revenue removed from Spectrum’s historical financials to conform with NCS’s revenue recognition accounting policy.

(p)	Selling, general and administrative expenses

Represents adjustments of $0.4 million for the six months ended June 30, 2017 and $1.3 million for the year ended December 31, 2016 to eliminate acquisition-related transaction costs expensed in NCS’s and Spectrum’s historical consolidated statements of operations as they are non-recurring, direct and incremental costs of the acquisition. The decrease is partially offset by an increase in salaries of $0.3 million for the six months ended June 30, 2017 and $0.1 million for the year ended December 31, 2016 for the Spectrum employees who entered into new employment agreements in connection with the acquisition.

(q)	Depreciation

Represents additional depreciation expense resulting from the purchase accounting valuation adjustments to property and equipment.

(r)	Amortization

Reflects amortization expense associated with intangible assets recorded in this transaction, which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight-line basis as provided for each class of intangible asset. (See (e) above for the estimated useful lives.)

(s)	Interest expense, net

Represents interest expense using an effective interest rate of 5.5% on the $20.0 million of borrowings under the senior secured revolving credit facility incurred in connection with the acquisition. Additionally, the adjustment includes amortization on the transaction fees incurred as a result of the amendment on the senior secured revolving credit facility related thereto, which are capitalized and amortized to interest expense over the term of the debt. These increases were partially offset by decreases due to the elimination of Spectrum’s historical interest expense and amortization on debt issuance costs as Spectrum’s historical debt was paid off at the closing of the acquisition.

(t)	Income tax (benefit) expense

NCS has assumed an approximately 36% U.S. federal and state blended statutory income tax rate and an approximately 27% Canadian blended statutory income tax rate related to the Spectrum entities when estimating the tax impacts of the appropriate pro forma adjustments.

On a historical basis, Spectrum’s U.S. operations were treated as a non-taxable partnership for federal and generally state income tax purposes. Therefore, the adjustments represent additional pro forma income tax (benefit) expense for Spectrum’s U.S. historical income using an approximately 36% U.S. federal and state blended statutory income tax rate.

These blended statutory rates of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post acquisition activities.

(u)	Earnings (loss) per common share

Represents an adjustment to reflect the issuance of 355,658 shares of NCS’s common stock to certain unitholders of Spectrum who elected to have a portion of the consideration paid to them in equity. As a result of the pro forma combined consolidated net loss reported for the year ended December 31, 2016, the basic and diluted net loss per share were the same, with no consideration given to potentially anti-dilutive securities.